UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

SENSATA TECHNOLOGIES HOLDING N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kolthofsingel 8, 7602 EM Almelo

The Netherlands

(Address of Principal executive offices, including Zip Code)

31-546-879-555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry Into a Material Definitive Agreement.

On December 11, 2013 (the “Closing Date”), Sensata Technologies B.V., an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V. (the “Company”), Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V. and certain other indirect, wholly-owned subsidiaries of the Company acting as guarantors entered into an amendment (the “Amendment”) of their Credit Agreement dated as of May 12, 2011 (as amended, amended and restated, supplemented, waived or otherwise modified prior to the date hereof, the “Original Credit Agreement”). The Original Credit Agreement provides the Company’s subsidiaries party thereto with a term loan facility and a revolving credit facility. Unless defined herein, capitalized terms have the same meanings as defined in the Original Credit Agreement, as amended by the Amendment.

Pursuant to the Amendment, the Company reduced the Applicable Rate with respect to its term loan facility by 0.25% to 1.50% and 2.50% for Base Rate Loans and Eurodollar Rate Loans, respectively. In addition, the Amendment reduced the interest rate floor with respect to term loans that are Eurodollar Rate Loans from 1.00% to 0.75%. The maturity date for the term loan facility was also extended from May 12, 2018, to May 12, 2019. The Amendment increased the size of the term loan facility by $100 million (to a total of approximately $475 million outstanding as of the Closing Date), which amount was disbursed to the borrowers under the Original Credit Agreement on the Closing Date.

The Amendment also modified two negative covenants under the Original Credit Agreement. First, the amount of investments that may be made by any Loan Party in Restricted Subsidiaries which are not Loan Parties was increased from $100 million to $300 million. Second, the Amendment provided for an additional $150 million of restricted payments that may be made by the Loan Parties and their Restricted Subsidiaries so long as no default or event of default has occurred and is continuing or would result therefrom.

Certain other administrative changes were made to the Original Credit Agreement as a result of the Amendment and are not considered material.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The descriptions of the material terms of the Amendment are qualified in their entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 2 to Credit Agreement dated as of December 11, 2013, to the Credit Agreement dated as of May 12, 2011, by and among Sensata Technologies B.V., Sensata Technologies Finance Company, LLC, Sensata Technologies Intermediate Holding B.V., the subsidiary guarantors party thereto, and Morgan Stanley Senior Funding, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

/s/ Jeffrey Cote
Date: December 11, 2013	Name:	Jeffrey Cote
	Title:	Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to Credit Agreement dated as of December 11, 2013, to the Credit Agreement dated as of May 12, 2011, by and among Sensata Technologies B.V., Sensata Technologies Finance Company LLC, Sensata Technologies Intermediate Holding B.V., the subsidiary guarantors party thereto, and Morgan Stanley Senior Funding, Inc.